DATASTAND TECHNOLOGIES, INC.
               (A DEVELOPMENT STAGE COMPANY)
                CONSOLIDATED BALANCE SHEET
                     DECEMBER 31, 2001



                          ASSETS

CURRENT ASSETS
  Cash                                      					    $                      2,091

PROPERTY AND EQUIPMENT, NET                                                                 1,522

                                                                      $                     3,613

          LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
  Accrued expenses - officers                                         $                 303,935
  Accounts payable and accrued expenses                                                   3,486
  Loans payable - officers                                                                6,289
      Total current liabilities                                                         313,710


STOCKHOLDERS' (DEFICIT)
  Preferred stock, $.001 par value, 20,000,000
   shares authorized, none issued and outstanding                                                  -
  Common stock, $.001 par value, 80,000,000
   shares authorized, 18,314,600 shares
   issued and outstanding                                                                18,315
  Additional paid in capital                                                            448,528
  (Deficit) accumulated during the development stage                                   (765,674)
  Accumulated other comprehensive income:
    Currency translation adjustment                                                     (11,266)
                                                                                       (310,097)

                                                                      $                   3,613




See the accompanying notes to the consolidated financial statements.


           DATASTAND TECHNOLOGIES, INC.
          (A DEVELOPMENT STAGE COMPANY)
      CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
THE PERIOD FROM INCEPTION (APRIL 23, 1999) TO DECEMBER 31, 2001


                                                                                  Inception to
                                                   December 31,     December 31,   December 31,
                                                       2001            2000           2001
REVENUE
   Net sales                                       $  29,905       $    3,700      $  33,605

OPERATING COSTS AND EXPENSES
   General and administrative                        217,981          213,147        557,126
   Non cash stock compensation                       224,000                -        224,000
   Depreciation and amortization                         800            1,145          2,514
                                                     442,781          214,292        783,640
OTHER EXPENSES
   Interest expense                                        -           11,274         15,639
                                                           -           11,274         15,639

NET (LOSS)                                          (412,876)       (221,866)       (765,674)

Other comprehensive income:
  Foreign currency translation adjustment             (2,699)         (8,523)        (11,266)

COMPREHENSIVE (LOSS)                               $(415,575)      $(230,389)      $(776,940)

PER SHARE INFORMATION (basic and fully diluted)

Weighted average common shares outstanding         16,885,925      16,750,306      16,815,516

(Loss) per share                                   $    (002)      $   (0.01)      $   (0.05)



See the accompanying notes to the consolidated financial statements.


DATASTAND TECHNOLOGIES, INC.

        (A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF CHANGES OF STOCKHOLDERS' (DEFICIT)

FOR THE PERIOD FROM INCEPTION (APRIL 23, 1999) TO DECEMBER 31, 2001



                                                                                      (Deficit) Accumula    Currency
                                                     Common Stock          Additional      During the      Translation
                                                 Shares       Amount    Paid in Capital Development Stage   Adjustment      Total
Shares issued at inception for cash             15,335,740    $  100   $          -    $             -     $        -  $      100

Cash capital contributions by shareholders		   -         -          2,500			     -		  -       2,500
Non cash capital contributions by shareholder		   -         -          3,774			     -		  -	    3,774
Reclassification of paid in capital				   -     6,274         (6,274)		     -		  -	        -
Acquisition of the net assets of MAS Acquisition
  Corp. VII                                       1,703,860       39		    -			     -		  -		 39
Currency translation adjustment				   -		 -		    -			     -	     (44)         (44)
Net (loss) for the period    					   -         - 		    -           (130,932)		  -    (130,932)
Balance December 31, 1999                        17,039,600	   6,413 		    -           (130,932)          (44)    (124,563)

Cancellation of shares                            (460,000)		 -		    -			     -		  -		  -
Capital contribution of note payable                     -         -         90,300			     -		  -      90,300
Issuance of shares in settlement of note paya       125,000      125        136,005                  -              -     136,130
Issuance of shares for services                      10,000       10          9,990                  -              -      10,000
Reclassification of paid in capital                       -   10,167        (10,167)                 -              -           -
Currency translation adjustment                           -        -              -                  -         (8,523)     (8,523)
Net (loss) for the year                                   -        -              -           (221,866)             -    (221,866)
Balance December 31, 2000                        16,714,600   16,715        226,128           (352,798)        (8,567)   (118,522)

Currency translation adjustment                           -        -              -                  -         (2,699)     (2,699)
Issuance of shares for services                   1,600,000    1,600        222,400                  -              -     224,000
Net (loss) for the year                                   -        -              -           (412,876)             -    (412,876)


Balance December 31, 2001                        18,314,600 $ 18,315      $ 448,528         $ (765,674)     $ (11,266) $ (310,097)








See the accompanying notes to the consolidated financial statements.

               DATASTAND TECHNOLOGIES, INC.
              (A DEVELOPMENT STAGE COMPANY)
          CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
THE PERIOD FROM INCEPTION (APRIL 23, 1999) TO DECEMBER 31, 2001



                                                                                         Inception to
                                                           December 31,    December 31,  December 31,
                                                               2001           2000          2001
Net (loss)                                                 $ (412,876)    $ (221,866)    $  (765,674)
  Adjustments to reconcile net (loss) to net
   cash (used in) operating activities:
   Depreciation and amortization                                  800          1,166           2,535
   Operating expenses contributed to capital                        -              -           1,158
   Consulting fees paid with long-term note payable                 -              -          90,300
   Common stock issued for services                           224,000         10,000         234,000
   Interest expense paid with common shares                         -         11,130          11,130
   Currency translation adjustment                             (2,699)       (8,5223)        (11,266)
Changes in assets and liabilities:
    Increase in accrued expenses - officers                   178,320        125,615         303,935
    Increase in accounts payable and accrued expenses           3,486         (9,345)          3,486
       Total adjustments                                      403,907        130,043         635,278
  Net cash (used in) operating activities                      (8,969)       (91,823)       (130,396)

Cash flows from investing activities:
  Acquisition of property and equipment                             -         (1,402)         (1,402)
  Net cash (used in) investing activities                           -         (1,402)         (1,402)

Cash flows from financing activities:
  Proceeds from loans payable                                       -         82,000         130,000
  Repayment of loans payable                                        -              -          (5,000)
  Proceeds from loans payable - officers                            -		     -           9,722
  Repayment of loans payable - officers                             -              -          (3,433)
  Common stock issued for cash                                      -              -             100
  Capital contributions                                             -              -           2,500
  Net cash provided by financing activities                         -         82,000         133,889

Increase (decrease) in cash                                    (8,969)       (11,225)          2,091

Cash -  beginning of period                                    11,060         22,285               -

Cash - end of period                                       $    2,091      $  11,060      $    2,091


Supplemental cash flow information:
   Cash paid for interest                                  $        -      $       -      $       20
   Cash paid for income taxes                              $        -      $       -      $        -


Non cash investing and financing activities:
   Furniture and equipment contributed to capital          $        -      $       -      $    2,616
   Contribution of note payable to paid in capital         $        -      $  90,300      $   90,300
   Settlement of note payable and accrued interest with
     common stock                                          $        -      $ 136,130      $  136,130





See the accompanying notes to the consolidated financial statements.








INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
Datastand Technologies, Inc.


We have audited the consolidated balance sheet of Datastand Technologies, Inc. (A Development Stage Company) as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' (deficit) and cash flows for the years ended December 31, 2001 and 2000 and the period from inception (April 23, 1999) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Datastand Technologies, Inc. (A Development Stage Company) as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and the period from inception (April 23, 1999) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 the Company has been in the development stage since inception. In addition, the Company has incurred significant losses since inception and has working capital and stockholders deficits. Realization of the Company's assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary in the event that the Company cannot continue in existence.



Stark Winter Schenkein & Co., LLP
Certified Public Accountants

Denver, Colorado
April 5, 2002



NOTE 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Organization

The Company was incorporated under the laws of the State of Nevada on April 23, 1999 as Dimgroup Inc. and is in the development stage. During 2001 the Company changed its name to Datastand Technologies, Inc. The Company intends to operate as a web-based provider of financial information.

During August 1999 the Company completed a reorganization with MAS Acquisition Corp. VII (MAS) an Indiana corporation, whose assets consisted of intangibles of $39. In conjunction therewith, MAS issued 15,335,640 shares of its restricted common stock for all of the issued and outstanding common shares of the Company. This reorganization will be accounted for as though it were a recapitalization of the Company and sale by the Company of 1,703,960 shares of common stock in exchange for the net assets of MAS.

Basis of Presentation

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has yet not generated substantial revenues from operations. Since its inception, the Company has been substantially engaged in bringing its product and services to a state of technical feasibility and commercial viability, incurring substantial costs and expenses. As a result, the Company incurred net losses through December 31, 2001 aggregating $541,674. In addition, the Company's current liabilities exceed its current assets by $311,619 and it has a stockholders' deficit of $310,097 at December 31, 2001. The Company's development activities since inception have been financially sustained by a combination of contributions from the founders and debt. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when its products are delivered or services are provided.

Property and Equipment

Property and equipment are depreciated or amortized using the straight-line method over the following estimated useful lives:

   Furniture and office equipment	3 - 5 years

Advertising Costs

The Company expenses all costs of advertising as incurred. No advertising costs were incurred during the periods presented.

Web Development Costs

The web site will comprise multiple features and offerings that are currently under development, and it is anticipated that the offerings will require future development and refinement. In connection with the development of its products, the Company will incur external costs for hardware, software, and consulting services, and internal costs for payroll and related expenses of its technology employees directly involved in the development. All hardware costs will be capitalized. Purchased software costs will be capitalized in accordance with Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. All other costs will be reviewed for determination of whether capitalization or expense as product development cost is appropriate.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2001. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable and accrued expenses and loans payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

Impairment of Long Lived Assets

Long lived assets and certain identifiable intangibles held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired.

Comprehensive Income

The Company follows Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements.

Segment Reporting

The Company follows SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Foreign Currency Translation

The local currency (Canadian Dollar) is the functional currency for the Company's operations. Assets and liabilities are translated using the exchange rate in effect at the balance sheet date. Income and expenses are translated at the average exchange rate for the year. Translation adjustments are reported as a separate component of stockholders' (deficit).

Income Taxes

The Company follows SFAS No. 109, "Accounting for Income Taxes" for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Net (Loss) Per Common Share

The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods presented common stock equivalents were not considered as their effect would be anti dilutive.

Recent Pronouncements

In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001.
SFAS 142 is effective for the year beginning January 1, 2002; however certain provisions of that Statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS 142. The Company does not believe the adoption of these standards will have a material impact on the Company's financial statements.

In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. Itapplies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Furniture and office equipment	$       4,018
	Less: accumulated depreciation	        2,496
		                       $       1,522

Depreciation expense was $800, $1,145 and $2,496 for the years ended December 31, 2001 and 2000 and the period from inception to December 31, 2001.

NOTE 4  LOANS PAYABLE

During the period from July through December, 1999 certain entities made advances to the Company aggregating $48,000 of which $5,000 has been repaid. During the year ended December 31, 2000 these entities advanced an additional $82,000. The advances accrued interest at 10% per annum, are unsecured and were payable on demand. During the year ended December 31, 2000 these advances along with $11,130 in accrued interest were converted into 125,000 shares of the Company's common stock.

At December 31, 1999 the Company was indebted on a note payable to a shareholder due in August 2001 in the amount of $90,300. During 2000 this note was forgiven and contributed to the capital of the Company.

NOTE 5  STOCKHOLDERS' (DEFICIT)

At inception the Company issued 15,335,640 shares of its $.001 par value stock to officers and directors for cash aggregating $100.

The shareholders of the Company contributed the following to the capital of the Company during the year ended December 31, 1999.

	Furniture and office equipment	$      2,616
	Payment of operating expenses	       1,158
	Cash	                              2,500
		                       $      6,274

During February 2000 the Company effected a two for one forward stock split. All share and per share amounts have been restated to give effect to this split.

During the year ended December 31, 2000 the Company issued 10,000 shares of common stock in exchange for services valued at $10,000 which management believes is the fair value of the services provided.

During April 2000 460,000 of the shares of common stock issued pursuant to the recapitalization described in Note 1 were returned to the Company and cancelled.

During December 2001 the Company issued 1,600,000 shares of common stock for services pursuant to a Form S-8. These shares were valued at their fair market value on the date of issuance of $224,000.

NOTE 6  RELATED PARTY TRANSACTIONS

During 1999 shareholders of the Company made non-interest bearing advances aggregating $9,722 of which $3,433 have been repaid.

Through December 31, 2001 the Company has accrued $303,935 of unpaid salaries due to officers.

NOTE 7  INCOME TAXES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company currently has net operating loss carryforwards aggregating approximately $540,000, which expire in 2019, 2020 and 2021. The deferred tax asset related to this carryforward has been fully reserved.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences for the periods presented are as follows:

         Income tax provision at
          the federal statutory rate	  34 %
         Effect of operating losses	 (34)%
	                                 - %

NOTE 8 - COMMITMENTS

The Company has agreed to pay MAS Financial Corp. ("MFC"), an entity previously related to MAS, a consulting fee consisting of cash aggregating $5,000 and a non-interest bearing note in the amount of $100,000 ($90,300 net of imputed interest see Note 4) due on August 10, 2001. The note was contributed to the capital of the Company during 2000. In addition, the Company agreed to pay to MFC an additional $30,000 upon the occurrence of certain future specified events, which events have not occurred to date.